MID-AMERICA REALTY INVESTMENTS, INC.
                        11506 Nicholas Street - Suite 100
                           Omaha, Nebraska 68154-4468
                                  402/496-3300


July 22, 1998

                      MID-AMERICA REALTY INVESTMENTS, INC.
                                REPORTS INCREASED
                              FUNDS FROM OPERATIONS

FOR MORE INFORMATION CONTACT:
Jerome L. Heinrichs
Chief Executive Officer
Mid-America Realty Investments, Inc.
(402) 496-3300 ext. 102

FOR IMMEDIATE RELEASE:

     OMAHA, NEBRASKA--Mid-America Realty Investments, Inc. (the "Company") has announced net income and Funds From Operations for the three and six months ended June 30, 1998.

     For the three and six months ended June 30, 1998, net income was $864,000 or $.10 per share and $2,159,000 or $.26 per share, respectively, compared to $1,082,000 or $.13 per share and $2,325,000 or $.28 per share, respectively, for the same periods in 1997. The decrease in net income for the three and six months ended June 30, 1998, compared to the same periods in 1997 was due primarily to approximately $375,000 of costs related to the Company's merger agreement with Bradley Real Estate, Inc., which is subject to shareholder vote on August 5, 1998. While these costs are included in calculating net income, they are not considered in determining Funds From Operations (FFO), as they are not incurred in the normal course of business, and are not recurring in nature.

     FFO for the three and six months ended June 30, 1998 was $2,601,000 or $.31 per share and $5,238,000 or $.63 per share, respectively, compared to $2,399,000 or $.29 per share and $4,852,000 or $.59 per share, respectively for the same periods of 1997. The increase in FFO for three and six months ended June 30, 1998 compared to the same period in 1997 related primarily to the positive impact of recent expansion activity, the impact of new leases, and the favorable interest rate environment.

     Mid-America Realty Investments, Inc. (NYSE: MDI) currently owns 18 neighborhood shopping centers and four enclosed malls located as follows: eight in Nebraska, three in Wisconsin, two each in Indiana and Minnesota, and one each in Arkansas, Georgia, Illinois, Iowa, Michigan, South Dakota and Tennessee. Additionally, the Company is a 50% partner in Mid-America Bethal Limited Partnership which owns two neighborhood shopping centers,


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one in Nebraska and one in Wisconsin and one enclosed mall in Nebraska.

     The following is a comparable analysis of gross leasable area and leased space:

                                        Gross Leasable Area                    Leased Space                      Leased %

                                       6/30/98          12/31/97           6/30/98          12/31/97         6/30/98       12/31/97
Mid-America Realty Investments,
Inc.:

Neighborhood shopping centers          1,841,000         1,812,000         1,754,000        1,726,000          95.2%          95.3%

Enclosed malls                           889,000           889,000           830,000          833,000          93.5%          93.7%
                                         -------           -------           -------          -------          -----          -----
                                       2,730,000         2,701,000         2,584,000        2,559,000          94.6%          94.7%
                                       =========         =========         =========        =========          =====          =====

Mid-America Bethal L.P.                  538,000           538,000           512,000          498,000          95.2%          92.6%
                                         -------           -------           -------          -------          -----          -----
                                       3,268,000         3,239,000         3,096,000        3,057,000          94.7%          94.4%
                                       =========         =========         =========        =========          =====          =====




                                                     FINANCIAL SUMMARY


                                           For the Six Months Ended                               For the Three Months Ended

                                      June 30, 1998         June 30, 1997                   June 30, 1998            June 30, 1997
                                  --------------------   -------------------           ----------------------   ------------------
Total Revenues                    $    11,516,000   $        11,603,000           $            5,704,000   $             5,815,000
Net Income                        $     2,159,000   $         2,195,000           $              864,000   $             1,082,000
Funds From Operations             $     5,238,000   $         4,852,000           $            2,601,000   $             2,399,000



Per Share Amounts:
  Net Income                      $           .26   $               .28           $                  .10   $                   .13
  Funds From Operations           $           .63   $               .59           $                  .31   $                   .29

Weighted Average Shares                 8,285,391             8,283,419                        8,285,713                 8,283,759






                                                        June 30, 1998                      Dec. 31, 1997
                                                      ------------------               ------------------------
Total Assets                                          $      138,740,000               $            140,530,000
Property, net                                         $      117,704,000               $            119,590,000
Investment in Mid-America Bethal L.P.                 $       14,853,000               $             15,027,000
Mortgages and Notes Payable:
  Fixed-rate                                          $       49,998,000               $             49,651,000
  Adjustable-rate                                     $       12,723,000               $             11,871,000
Stockholders' Equity                                  $       73,618,000               $             76,913,000
Common Shares Outstanding                                      8,286,215                              8,284,743




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